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                                                                     EXHIBIT 4.2


                                                              September 30, 1998

Mr. Thomas J. Sauer
Vice President and Treasurer/Controller
McGrath RentCorp.
5700 Las Positas Road
Livermore, CA 94550

        Re: Credit extended to Borrower pursuant to that certain $3,000,000 Committed Credit Facility Letter ("Facility Letter") from Union Bank of California, N.A., ("Bank") to McGrath RentCorp, a California corporation ("Borrower") dated July 24, 1997, amended by that certain Extension Letter dated June 23, 1998, and further evidenced by that certain Credit Line Note dated July 24, 1997, executed by Borrower to the order of Bank ("Credit Line Note"). Capitalized terms used herein shall have the meanings given to them in the Facility Letter.

Dear Tom:

This letter is to confirm that Union Bank of California, N.A., has agreed to extend the maturity date of that certain facility ("Committed Credit Facility") in the maximum principal amount of $3,000,000 granted by Bank to Borrower pursuant to the terms and conditions of the Facility Letter and Credit Line Note. References in the Facility Letter to the Credit Line Note shall mean the Facility Letter as amended from time to time. A copy of the note is attached to this letter.

The maturity date of the Committed Credit Facility is hereby extended to June 30, 1999 ("New Maturity Date"). The Facility Letter and the Credit Line Note shall be deemed modified as of the date of this letter to reflect the New Maturity Date. All other terms and conditions of the Facility Letter and Credit Line Note remain in full force and effect, without waiver or notification. This extension is further conditioned on (i) Borrower's continued payment of interest as provided in the Facility Letter and Credit Line Note, and (ii) any principal instalments which Borrower was obligated to make prior to the extension provided for herein.

Each advance request, or Borrower's continued payments of principal or interest on the outstanding balance of any loan, constitutes Borrower's warranty that no event of default as defined in the Facility Letter or Credit Line Note and no condition, event or act which, with the giving of notice or the passage of time or both, would constitute such an event of default, shall have occurred and be continuing or shall exist.

BANK HAS NOT COMMITTED TO MAKE ANY FURTHER EXTENSION OF THE MATURITY DATE, OR TO RENEW THE COMMITTED CREDIT FACILITY OR CREDIT LINE NOTE BEYOND THE NEW MATURITY DATE. ANY FURTHER EXTENSION OR RENEWAL REMAINS IN THE SOLE AND ABSOLUTE DISCRETION OF THE BANK.

Except as specifically provided herein, all terms and conditions of the Facility Letter and the Credit Line Note shall remain in full force and effect and are hereby ratified and confirmed. This letter shall not constitute a waiver of any existing or future default or a waiver of a breach of a condition or covenant unless specified herein.

Very Truly Yours,

UNION BANK OF CALIFORNIA, NA

By: /s/
   ------------------------------
        Robert John Vernagallo
        Vice President